EXHIBIT 10.18

TEAMING AGREEMENT

BETWEEN

FEDERAL PRISON INDUSTRIES

AND

IX ENERGY INC.

SECTION

A.	Basis of the Agreement
B.	Definitions
C.	Purpose and Formation of Teaming Arrangement
D.	Term, Termination, and Breach of the Agreement
E.	Parties Resources
F.	Marketing Effort
G.	Ownership of Technology/Right in Invention Patents, Copyrights
H.	Confidentiality and Non-Disclosure
I.	Warranties
J.	Set-up and Training
K.	Travel expenses
L.	Equipment
M.	Proposal Activities and Issues
N.	Alternative Dispute Resolution
O.	Notices
P.	Selling Third Parties
Q.	Assignment of Agreement

A.           BASIS OF THE AGREEMENT

This non-exclusive teaming agreement (hereinafter referred to as the “Agreement”) entered into by UNICOR, Federal Prison Industries, located at 320 First Street, NW, Washington, DC  20534, hereinafter referred to as “FPI” and IX Energy Inc., herein referred to as “IX Energy” (may hereinafter be referred to collectively as the “Parties” or individually as a “Party”) concerns the Parties pursuit of various potential business opportunities hereinafter referred to as “Business Initiatives”.  It is anticipated that efforts relating to specific Business Initiatives, identified in Exhibit I, will ultimately result in contract(s) between the parties.

The Parties agree as follows:

B.           DEFINITIONS

1.           “Customer” means one who buys goods and/or services.

2.           “Teaming Arrangement” means the business relationship between FPI and IX Energy, established pursuant to this agreement.

3.           “Workshare” means allocation of work between the Parties developed by the Parties as each initiative is developed.

4.           “Business Initiative” means a bona-fide business opportunity described by a Statement of Work and with potential customers or markets identified and a general statement of the roles envisioned for each Party.  The Party proposing the Business Initiative pledges to expend effort to research, develop, and otherwise pursue that Business Initiative.  A Business Initiative must be signed by both Parties and must identify which Party is the proposing Party.

C.           PURPOSE AND FORMATION OF TEAMING AGREEMENT

The purpose of this agreement is to establish a teaming relationship by merging resources between the Parties for the express purpose of pursuing specific Business Initiatives.  Nothing in this Agreement shall constitute, create, give effect to, or otherwise imply a joint venture, pooling arrangement, partnership, or formal business organization of any kind.  The Parties shall remain independent contractors at all times, and no Party shall act as the agent for the other.  The rights and obligations of the Parties shall be limited to those expressly set forth herein.  Nothing herein shall be construed as providing for the sharing of profits or losses arising out of the efforts of either or both of the Parties.

Neither Party will be liable to the other for any of the costs, expenses, risks, or liabilities arising out of the other’s efforts in connection with the performance of this Agreement.  The Teaming Agreement shall apply only to opportunities specifically agreed to by the Parties on a case-by-case basis.  The Parties shall identify, in Exhibit I, any projects in which the Parties are potentially discussing teaming arrangements, pursuant to this agreement.  For each of the projects identified in Exhibit I, the Parties shall seek to work toward a mutually acceptable agreement, for a period not to exceed two years from the date of this agreement for each project.  Unless and until a business agreement between the Parties is reached for any the projects identified in Exhibit I, there shall be no obligations to partner with the other party or to provide remuneration or otherwise provide compensation to the other party.

Any business agreements between the Parties shall identify and details of the Business Initiative; the details shall include at a minimum the elements stated in __.  Other information may be included if available such as:  other commercial entities involved down through the second tier, estimated revenue and employment calculations, outline of partnership arrangement, and may include contract number, specific buying office address, POC and any other pertinent documentation.

No modification to this Agreement may be made without the consent in writing of all Parties hereto.  Should any provisions contained in this Agreement be found to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall not be affected thereby.

D.    TERM, TERMINATION AND BREACH OF THIS AGREEMENT.

(1)           This agreement, except for Section H, shall expire 3 years from the date of this agreement with two one year extension options, thereafter unless terminated earlier by one of the following events:

A.           Written agreement by the Parties to terminate this agreement, or

B.           If any team member petitions for bankruptcy or reorganization under bankruptcy laws, or makes an assignment of the benefit of creditors, or

C.           The Government’s debarment or suspension of any team member which would preclude any team member’s participation in contracts with the Government, or

D.           By written 90 day prior notification by either party.

(2)           If any Party breaches or defaults any of the provisions of this Agreement, the other Parties may provide written notice of such breach in accordance with the NOTICES provision of this agreement.  If said Party does not cure its performance within 15 days from the date it receives notice, then any time after the expiration of such cure period, the no-breaching Party may give written notice to the other(s) of its election to terminate this Agreement.  Should there be any dispute arising under or related to this Agreement, such dispute may be resolved as provided under provisions of the Alternate Disputes Resolution process as defined by this Agreement.

(3)           In the event that this Agreement is terminated, any contracts or subcontracts resulting from efforts under this Agreement shall remain in effect, subject to the terms and conditions therein.

E.           PARTIES RESOURCES

Contracts that result from a Business Initiative will express the responsibility of each Party for providing the resources necessary to perform the contract.

F.           MARKETING EFFORT

A.           Roles

(I)           During the course of this Agreement, the Parties shall be responsible for and reasonably cooperate in planning and executing the Business Initiatives.  Both Parties shall share marketing intelligence and shall identify specific opportunities and determine appropriate strategies to acquire contracts for the Business Initiatives under this Agreement.

(II)           Parties shall use their best efforts to secure prime contracts for the Business Initiatives and Parties shall support and assist each other in securing subcontracts for the defined Business Initiatives.

B.           Marketing Expenses

Each Party shall be solely responsible for their own marketing expenses.  Both Parties will make their best efforts to have personnel available for presentations, meetings, site visits, and other activities pursuant to the Business Initiatives.

C.           Status Information

Each Party shall keep the other party informed as to the status of all marketing and sales issues, activities, and opportunities relating to potential Business Initiatives during the term of this Agreement.

D.           Customer Contacts

The Party bringing the Business Initiative to this agreement shall be responsible, unless otherwise agreed to by the Parties, for all communication with prime contract customer contacts, whether in person, in writing, by phone, or by other means.  If communications are initiated by the Customer directly with the Party not bringing the Business Initiative, that Party will coordinate responses with the Party who proposed the Business Initiative.

E.           Advertising and Publicity

Publications or releases to news media or to the general public, including, commercial advertising relating to this teaming agreement shall require all Parties’ prior written notice as well as approval by all Parties.  However, as a public agency, FPI may be required to provide information to the media, or general public without prior written notice to, or approval by the non-government parties.

F.           Service Names and Logos

Use of service names and logos shall be coordinated between the Parties and require the agreement of the Parties.

G.           OWNERSHIP OF TECHNOLOGY/RIGHTS IN INVENTION PATENTS, COPYRIGHTS AND TRADE SECRETS AND OTHER INTELLECTUAL PROPERTY

a.           A Party shall own rights to any technology it independently develops or has already developed.

b.           Each Party agrees to provide to the other Party, all of the proprietary information as it relates to each customer contract when the technology is released to either Party.  This agreement shall be modified with an attached addendum to reflect the technology released.

c.           Each Party shall mark all independently owned proprietary materials with designation of “proprietary” prior to the release to either Party.

H.           CONFIDENTIALITY AND NON-DISCLOSURE

a.           Non-Disclosure.

Without the other Parties’ prior, written content, no Party shall directly, or indirectly, disclose, make available, or communicate to anyone or any entity, other than its own employees, agents, and representatives, all or any part of any proprietary information shared by the other Party with it during the course of this Agreement, except as may be required by court order or overriding federal law.  Each Party acknowledges and agrees, that the other Parties have valuable, proprietary rights in their information and agrees to keep the other Parties’ information strictly confidential and only disclose it to those of its employees, agents, or representatives who have a need to know.  Before disclosure, each Party shall advise any such employees, agent, or representative to whom such disclosure is made of this Agreement and require any such employee, agent, or representative to agree to abide by the terms of this Agreement and keep all disclosed information confidential.  This covenant of confidentiality and non-disclosure shall apply to written materials and information, and to information imparted verbally.

b.           Return of Written Materials.  The Parties acknowledge that any such information will be shared for the sole purpose of determining if there is a basis for agreement between the Parties.  Neither Party is hereby granting the other any right or license with respect to any shared information.  If the Parties fail to reach agreement, each Party shall return to the other any written materials or information give to it (and copies made by it) or affix in writing that such materials or information has been destroyed.  If agreement is not reached, any Party shall not use in any way for its benefit or any other person’s or entity’s benefit any such information or materials shared with it, without the other Parties’ written consent.

c.           Term.  The non-disclosure terms to this Agreement shall be in effect for a period of five years from its date of execution with year to year options, if exercised, or three years from termination of this teaming agreement, whichever is longer.

d.           Applicable Law.  This Agreement shall be construed, interpreted, and enforced in accordance with the laws of the Federal Government of the United States of America.

I.           WARRANTIES

Each of the Parties agrees to perform their responsibilities under this Agreement and any contract resulting from Business Initiatives consistent with good commercial practices.  No other warranties, expressed or implied, will be provided by the Parties to the customers under said agreement unless otherwise agreed to the Parties.

J.           SET-UP AND TRAINING

If set-up and training is required, the Parties shall mutually decide which party shall be responsible for operation set-ups and training of personnel and inmates in order to perform any contracts resulting from this Agreement.  Training may be conducted at any of the Parties’ sites depending on the nature of the training. All training for inmates shall be conducted at FPI sites.

K.           TRAVEL EXPENSES

All Parties shall be responsible for their own travel expenses under this agreement.

L.           EQUIPMENT/MATERIALS

For each Business Initiative, the Parties will identify the equipment and materials required as this information becomes known.  Responsibility for the provisioning of the required equipment and materials will be decided by the Parties as part of contract negotiations.

M.           PROPOSAL ACTIVITIES AND ISSUES

a.           Prime Contract Proposals

The Parties will agree upon which party shall be responsible for preparation of proposals to the customer.  Each Party shall provide support and assistance as may reasonably be requested by the other Party.

b.           Business Relationship

The Parties agree to work together and not separately pursue projects identified in Exhibit I.  The Parties’ commitment not to separately pursue any projects identified in Exhibit I will be in effect:  (a) through negotiations, award and performance of the contract resulting from the Parties’ collaboration on projects identified in Exhibit I; (b) until such time as the award is made to some other party; (c) until this agreement is terminated in writing by either party, by giving 90 days notice; or (d) until the expiration of this teaming agreement.

c.           Prime Contract Negotiations

Prime Contract negotiations shall be the primary responsibility of the Party who has been mutually agreed to be the prime contractor, or who has been mutually agreed to negotiate the prime contract.  The Parties agree to support each other as may be reasonably required by either Party.  The Parties agree to keep each other reasonably advised as to the status of any prime contract negotiations.  In the event that the Prime Contract customer requests clarification and/or changes that impact a Party’s portion of the proposal, that Party agrees to promptly respond to same.

N.           ALTERNATIVE DISPUTE RESOLUTION

The Parties to this agreement agree to attempt in good faith to resolve any conflicts, disputes, or claims arising out of this Agreement by negotiation between senior executives or officials.  The Chief of Procurement for Federal Prison Industries shall decide all disputes and claims, arising under or related to this Agreement.  If applicable, Parties agree to consider the utilization of Alternative Dispute Resolution (ADR) procedures in situations concerning disputes between the Parties.

O.           NOTICES.

Any notice, demand, request, statement or other writing required or permitted by this Agreement shall be deemed to have been sufficiently provided when received by confirmed telephonic facsimile or sent via registered mail as follows:

Federal Prison Industries ATTN: _________ or Designee Bldg. 400 320 First St., N.W. Washington, D.C. 20534	IX Energy Inc. ATTN: Steven Hoffman 419 Lafayette Street 6th Fl. New York, NY 101003

P.           SELLING TO THIRD PARTIES

In no event does this Agreement limit or restrict the rights of the Parties in quoting, offering to sell or selling to others, any items/ services or standard regularly offered products/services not specifically stated in this Agreement.  This Agreement is intended to protect the Business Initiatives arising from the combined efforts of the Parties and proprietary or confidential information of this Teaming Agreement.

Q.           ASSIGNMENT OF AGREEMENT

This agreement may not be assigned or otherwise transferred by any party in whole or in part without the express prior written consent of the other parties.  In the event any Party shall change its corporate name or merge with another corporation, assignment shall be mutually agreed upon by all Parties.

This agreement shall be binding and effective upon execution by all Parties.

FPI, Federal Prison Industries

By:  /s/ Brad Beus                                           Brad Beus

Title:  General Manager, Electronics Business Group

Date:  2-14-08

By:  /s/ Steve Hoffman                                     Steve Hoffman

Title:  CEO – Director

Date:  2-6-08

Exhibit I – BUSINESS INITIATIVES

Schedule 1.

a)	Assembly and fabrication of solar panels from cells provided to Unicor by IX Energy at a Unicor factory to be mutually agreed upon.

b)	Inventory Control, Warehousing and Shipment of Fabricated Units

c)	OEM – Unicor Warranty Work

d)	Joint Development of New Markets and Sales Opportunities.

e)	New Product Development based on Manufacturing Experience and Customer Requirements

This Exhibit represents the project(s)s currently being pursued by the Parties pursuant to this Teaming arrangement.  Unless and until a business agreement is reached between the Parties regarding the identified project(s), there is not obligation by either party to provide remuneration or compensation to the other party.  Any business agreements agreed by the Parties shall specify the arrangements between the Parties for each project identified.

FPI, Federal Prison Industries

By:  /s/ Brad Beus

Title:  General Manager – Electronics Business Group

Date:  2/14/2008

By:  /s/ Steve Hoffman

Title:  CEO-Director

Date:  January 6, 2008

NON-DISCLOSURE AGREEMENT

Effective Date:  January 31, 2008

To protect certain proprietary or confidential information which may be disclosed between them, UNICOR and the “Participant” identified below agree that:

1.           The disclosing party/parties (Discloser) or proprietary or confidential information is (are):

IX Energy Inc. (IX or tradename “IX Energy”)
Federal Prison Industries, Inc. (FPI or tradename “UNICOR”)

2.           The parties’ representatives authorized to disclose or receive proprietary or confidential information are:

For IX Energy – Steve Hoffman or Designee
For FPI – or Designee

3.           The specific proprietary or confidential information disclosed under  this Agreement is described as data relating to efforts for the express purpose of general marketing and proposal development in support of a teaming agreement arrangement.

4.           This agreement controls only proprietary or confidential information which is disclosed during the period prior to contract award, after which time this Agreement is terminated except that the Recipient will continue to protect proprietary or confidential information received under this Agreement for a period of two (2) years from the effective date of this Agreement.

5.           Except as may be required by court order or overriding federal law, Recipient shall not disclose proprietary or confidential information to any third party individual, corporation, or other entity without the prior written consent of the Discloser and shall limit its disclosure to its employees having a need to know such information for the express purpose set forth under Paragraph 3 above.  A Recipient shall protect the disclosed proprietary or confidential information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized dissemination or publication of the proprietary or confidential information as the Recipient uses to protect its own proprietary or confidential information of a like nature.

6.           Either party shall have a duty to protect only that confidential information which is (a) Disclosed by the Discloser in writing and is marked as “Proprietary” or “confidential”, or with a similar legend, at the time of disclosure, or which is (b) Disclosed by the Discloser in any other manner and is identified as proprietary or confidential in a written memorandum delivered to the Recipient’s representative named in Paragraph 2 within fifteen (15) days of the disclosure.

7.           The obligations herein will not apply to any proprietary or confidential information which is (a) Available to the public other than by breach of this Agreement by Recipient; (b) Rightfully received by Recipient from a third party without proprietary or confidential limitations; (c) independently developed by Recipient’s employees; (d) Known to Recipient prior to first receipt of same from Discloser; or (c) Hereinafter disclosed by the Discloser to a third party without restriction or disclosure.

8.           Each Discloser warrants that it has the right to make the disclosures under this Agreement.  The Discloser(s) make(s) no warranty, express or implied with respect to information delivered hereunder including implied warranties of merchantability, fitness for a particular purpose, or freedom from patent or copyright infringement, whether arising by law, custom, or conduct.  In no event shall either party be liable for special, incidental, indirect, or consequential damages.

9.           Neither party acquires any licenses or any other intellectual property rights of the other party under this Agreement.

10.         Neither party has an obligation under this Agreement to offer for sale products using or incorporating the proprietary or confidential information.  Either party may, at its sole discretion, using its own information, offer such products for sale and may modify them or discontinue sale at any time.

11.         Neither party has an obligation under this Agreement to purchase any product or service from the other party.

12.         The parties do not intend that any agency or partnership relationship created by them by this agreement.

13.         All additions or modifications to this Agreement must be made in writing and signed by both parties.

14.         This Agreement is made under and shall be construed according to the laws of the Federal Government of the United States of America.

FEDERAL PRISON INDUSTRIES, INC. (FPI) By: /s/ Brad Beus (Authorized Signature) General Manager (Title) February 14, 2008 (Date)	IX ENERGY INC (IX Energy) /s/ Steve Hoffman (Authorized Signature) (CEO-Director) 1-31-2008 (January 31, 2008)